2009 Fiscal Year Executive Officer Bonus Plan

The purpose of the Bancinsurance Corporation (the “Company”) 2009 Fiscal Year Executive Officer Bonus Plan (the “Plan”) is to attract, retain and motivate high quality executives and reward executives for Company profitability. Under the Plan, each executive officer is eligible to receive a cash bonus equal to a specified percentage of his base salary based upon the achievement of pre-established Company and individual performance goals (with each component being weighted differently based on the executive officer’s position with the Company). For fiscal year 2009, the target bonus and the weighting of the Company goal and individual goal components for each executive officer are as follows:

John S. Sokol, Chairman, Chief Executive Officer and President
Target Bonus as a % of Base Salary: 60%
Company Goal/Individual Goal Weighted Component: 100%/0%

Matthew C. Nolan, Vice President, Chief Financial Officer, Treasurer and Secretary
Target Bonus as a % of Base Salary: 25%
Company Goal/Individual Goal Weighted Component: 100%/0%

Daniel J. Stephan, President of OIC Lender Services, a division of Ohio
Indemnity Company
Target Bonus as a % of Base Salary: 50%
Company Goal/Individual Goal Weighted Component: 50%/50%

Stephen J. Toth, Vice President of Specialty Products of Ohio Indemnity Company
Target Bonus as a % of Base Salary: 25%
Company Goal/Individual Goal Weighted Component: 50%/50%

Margaret A. Noreen, Vice President of Technology
Target Bonus as a % of Base Salary: 25%
Company Goal/Individual Goal Weighted Component: 50%/50%

Company Performance Goal Component

For fiscal year 2009, the Compensation Committee has established a 10% return on beginning equity (“ROE”) as the target Company performance goal. Under the Plan, ROE is calculated by dividing (1) the Company’s net income for fiscal year 2009 (excluding (1) the after-tax effect of expenses incurred for fiscal year 2009 relating to the Company’s ongoing SEC investigation and (2) the after-tax effect of any net realized gains (losses) on investments during fiscal year 2009) by (2) total shareholders’ equity at the beginning of fiscal year 2009.

The minimum and maximum Company performance goals for fiscal year 2009 were set by the Compensation Committee at a 5% ROE and a 15% ROE, respectively. Under the Plan:

•	if ROE for fiscal year 2009 is less than 5%, no bonus will be awarded for the Company goal component;

•	if the Company achieves a ROE of 5% for fiscal year 2009, each executive officer will be entitled to receive a bonus equal to the product of (1) 50% of the amount of the executive officer’s target bonus and (2) the percentage of his bonus allocated to the Company goal component;

•	if the Company achieves a ROE of 10% for fiscal year 2009, each executive officer will be entitled to receive a bonus equal to the product of (1) 100% of the amount of the executive officer’s target bonus and (2) the percentage of his bonus allocated to the Company goal component; and

•	if the Company achieves a ROE of at least 15% for fiscal year 2009, each executive officer will be entitled to receive a bonus equal to the product of (1) 125% of the amount of his target bonus and (2) the percentage of his bonus allocated to the Company goal component.

If ROE for fiscal year 2009 falls between 5% and 10%, a straight-line schedule will be used to determine the percentage of the amount of target bonus (ranging between 50% and 100%) each executive officer will be entitled to receive in respect of the Company goal component.

Individual Performance Goal Component

Under the Plan, the Compensation Committee has established individual performance goals for each applicable executive officer. For fiscal year 2009, the individual performance goals for Mr. Stephan and Mr. Toth consist of financial targets with respect to the product line for which the applicable executive officer has responsibility. For Margaret A. Noreen, the individual performance goals consist primarily of information technology development goals. Following the completion of the 2009 fiscal year, the Compensation Committee will evaluate each applicable executive officer’s performance with respect to his individual performance goals and determine his bonus relating to the individual goal component (equal up to the product of (1) the amount of the executive officer’s target bonus and (2) the percentage of his bonus allocated to the individual goal component).

Total Cash Bonus

Following the completion of the 2009 fiscal year, each executive officer will be entitled to receive a cash bonus equal to the sum of the Company performance goal component achieved and the individual performance goal component achieved. Under the Plan, bonuses for fiscal year 2009 performance will be paid to participants in early 2010.

Miscellaneous

Notwithstanding anything to the contrary set forth in the Plan, the Compensation Committee shall have the right, in its sole discretion and for any reason, to reduce or eliminate the amount of any cash bonus otherwise payable to any executive officer under the Plan.

In the event that, at any time prior to the payment date of a cash bonus under the Plan, (1) a participant incurs a “separation from service” (as such term is defined in the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), whether voluntary or involuntary, from the Company and all entities with whom the Company would be treated as a single employer for purposes of Sections 414(b) and (c) of the Code, or (2) a “change in control event” (as such term is defined in the Treasury Regulations promulgated under Section 409A of the Code) occurs with respect to the Company, the Compensation Committee shall have the right, in its sole discretion and for any reason, to determine whether, and the extent to which, cash bonuses shall be paid to any executive officer under the Plan.